Exhibit 5.3

Diwok Hermann Petsche Rechtsanwälte GmbH Schottenring 25 1010 Wien Tel.: +43 (0) 1 24 250 Fax: +43 (0) 1 24 250 600 www.bakermckenzie.com

Asia & Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe & Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Duesseldorf

Frankfurt/Main

Geneva

Kyiv

London

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

Stockholm

St. Petersburg

Vienna

Warsaw

Zurich

North & South-America

Bogotá

Brasília

Buenos Aires

Caracas

Chicago

Chihuahua

Dallas

Guadalajara

Houston

Juárez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre

Rio de Janeiro

San Diego

San Francisco

Santiago

São Paulo

Toronto

Tijuana

Valencia

Washington, DC

To	Dieter Buchberger dieter.buchberger@bakermckenzie.com Our reference: DBU Name of document: # 550079
Braskem Austria Finance GmbH Lothringerstraße 16/8, 1030 Vienna, Austria Braskem S.A. Av. das Nações Unidas, 8,501 São Paulo, SP – CEP 05425-070 Brazil	December 16, 2013

Braskem Austria Finance GmbH – Form F-3 Registration Statement dated December 16, 2013

Ladies and Gentlemen:

1. Introduction

We are acting as special Austrian counsel to Braskem Austria Finance GmbH, with its business address at Lothringerstraße 16/8, 1030 Vienna, Austria, registered with the Vienna commercial register under registration number FN 379670p (the “Austrian Issuer”) in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) of certain debt securities of the Austrian Issuer and certain other affiliates (the “Other Affiliate Issuers”) of Braskem S.A. (the “Company”). In this opinion letter, we refer to any such securities that may from time to time be offered and sold by the Austrian Issuer as the “Austrian Issuer Securities”. The Austrian Issuer Securities are to be issued under an Indenture, dated as of December 16, 2013, between the Austrian Issuer, Braskem S.A., as guarantor, and The Bank of New York Mellon, as trustee (the “Indenture”).

Erste Bank | BLZ 20111 | Konto 285 393 87901 | BIC GIBAATWW | IBAN AT37 2011 1285 3938 7901

Sitz Wien | FN 270287g | HG Wien | DVR 3002555 | ATU 62153109 | www.dhplaw.at

Diwok Hermann Petsche Rechtsanwälte GmbH ist ein Mitglied von Baker & McKenzie International,

einem Verein nach dem Recht der Schweiz.

We are furnishing this opinion letter in connection with the registration statement to be filed on the date hereof (the “Registration Statement”) on Form F-3 filed by the Company, the Austrian Issuer and the Other Affiliate Issuers with the Securities and Exchange Commission pursuant to the Securities Act and the Rules.

For the purposes of this opinion, we have examined the following documents:

1.1	an electronic copy of the Indenture to be filed on the date hereof, received by e-mail (pdf) on December 16, 2013, including the form of the Austrian Issuer Securities included therein;

1.2	an electronic copy of the Registration Statement (execution copy) to be filed on the date hereof, received by e-mail (pdf) on December 16, 2013,

1.3	an electronic copy of the executed resolution of the shareholder of the Austrian Issuer dated October 23, 2013, received by e-mail (pdf) on October 30, 2013;

1.4	an electronic copy of an officer’s certificate signed by the management of the Austrian Issuer dated November 21, 2013, received by e-mail (pdf) on November 21, 2013 (the “Officer’s Certificate”);

1.5	a copy of the current articles of association of the Austrian Issuer dated August 27, 2012;

1.6	an extract (Firmenbuchauszug) from the Vienna commercial register (Firmenbuch) relating to the Austrian Issuer (register no. FN 379670p) dated December 16, 2013; and

1.7	an extract from the insolvency register (Insolvenzdatei) relating to the Austrian Issuer (register no. FN 379670p) dated December 16, 2013.

The documents referred to in 1.1 to 1.7 are hereinafter collectively referred to as the “Documents”, the documents referred to in 1.1 and 1.2 are hereinafter referred to as the “Opinion Documents”, the documents referred to in 1.3 and 1.5 are hereinafter collectively referred to as the “Corporate Documents”, and the documents referred to in 1.6 and 1.7 are hereinafter collectively referred to as the “Searches”.

2. Assumptions

For the purposes of rendering the opinions expressed below, we have assumed without further inquiry:

2.1	that all signatures, seals and stamps on the Documents that we have reviewed are genuine, all Documents submitted to us as originals are authentic, complete and accurate and all Documents submitted to us as copies are complete and conform to the originals and such originals are themselves authentic, complete and accurate;

2.2	the Opinion Documents accurately reflect matters of fact that are therein mentioned and the statements made in the Officer’s Certificate are true and correct on and as of the date hereof;

2.3	the capacity, power and authority of each of the parties of the Opinion Documents (other than the Austrian Issuer) and the due execution and delivery of the Opinion Documents by such parties (other than the Austrian Issuer);

2.4	if the Opinion Documents shall be signed by way of power of attorney, each such power of attorney has been validly given, established complying with the formal requirements set out in the applicable law and has not been, respectively will not have been revoked prior to the execution of the Opinion Documents;

2.5	that all individuals who have signed the Opinion Documents had full legal capacity (unbeschränkte Geschäftsfähigkeit);

2.6	in each case the valid incorporation and existence and (where such concept is legally relevant) the good standing under the laws of its jurisdiction of incorporation and/or of the jurisdiction of its principal place of business of all parties to the Opinion Documents (other than the Austrian Issuer) and that (pursuant to any laws other than Austrian law) the Opinion Documents constitute legal, valid and binding obligations of the parties thereto under the applicable law and are enforceable against the parties thereto (other than the Austrian Issuer) in accordance with their respective terms;

2.7	the Opinion Documents do not conflict with, or violate, any laws, governmental decree, ordinance, requirement, duty or contractual or statutory obligation or similar acts established by any of the jurisdictions (other than Austria) of any of the parties to the Opinion Documents;

2.8	none of the parties is seeking to achieve any purpose not apparent from the Opinion Documents which might render any of the Opinion Documents illegal or void and the Opinion Documents could not be voided under theories of fraud, duress, mistake or the like;

2.9	there are no provisions of the laws of any jurisdiction outside of Austria which would have any adverse implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Austria may be relevant, such laws have been or will be complied with;

2.10	the entries into the commercial register (Firmenbuch) and the insolvency register (Insolvenzdatei) as of December 16, 2013 are correct on the day this opinion letter is issued; and

2.11	the Austrian Issuer Securities will be issued in the form set out in Article III of the Indenture.

We have examined such laws and statutes of Austria as we have deemed relevant and necessary to form the basis of the opinions expressed below. As to factual matters relevant to these opinions, we have without personal independent investigation relied upon the information received as described above.

The opinions expressed below (i) are not based upon and do not include any consideration of any fact or document connected with, or related to, the Opinion Documents, or the transactions contemplated therewith, that have not been disclosed to us and (ii) are expressly limited to matters arising under the laws of Austria. We express or imply no opinion as to the laws of any other jurisdiction or other laws than those of Austria as in effect as of the date hereof.

In this opinion letter, Austrian legal concepts are expressed in English terms and, in most instances, not in their original German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion letter may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Austrian law and be brought before an Austrian court.

3. Opinion

Based on and subject to the foregoing and to the assumptions, qualifications and limitations expressed herein, we are of the opinion that:

(a)	The Austrian Issuer is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of the Republic of Austria;

(b)	the Austrian Issuer has full power, authority and legal right to execute the Opinion Documents, and to incur indebtedness evidenced by the Austrian Issuer Securities and to execute, deliver and perform all of its obligations under the Indenture and such Austrian Issuer Securities;

(c)	all corporate action required to be taken by the Austrian Issuer to authorise or ratify the execution and delivery of the Opinion Documents and the performance of its obligations thereunder have been duly taken and no conflict with the Corporate Documents will occur in this regard;

(d)	the Indenture has been duly authorized and executed by the Austrian Issuer and, assuming due authorization and execution thereof by the other parties thereto, constitute legal, valid and binding obligations of the Austrian Issuer (to the extent and if Austrian law is at all applicable), enforceable against the Austrian Issuer in accordance with its terms and the requirements of Austrian law;

(e)	no authorization, regulatory approval, consent, license, or order of, or registration with, or the giving of notice to any Austrian regulatory body or authority is required by the Austrian Issuer for the execution, delivery and performance of its obligations under the Opinion Documents;

(f)	the submission by the parties to the jurisdiction of the courts as agreed upon in the Opinion Documents is not invalidated by the laws of Austria; however judgments of the U.S. state and federal courts as agreed upon in the Opinion Documents will – in particular due to the lack of an enforcement treaty between Austria and the United States (or the State of New York) – not be enforced by Austrian courts; and

(g)	the Austrian Issuer’s signatories to the Opinion Documents have been duly authorized to execute the Opinion Documents.

4. Qualifications

The opinions expressed in this letter are subject to the following qualification:

4.1	The term “enforceable” means that the respective Opinion Document is of a type and form enforced by Austrian courts. It does not mean that each obligation will be enforced in accordance with its terms in every circumstance in Austria; in particular, the remedy of specific performance may not be available in each instance. Such enforcement is subject to the rules of civil procedure applicable in Austrian courts.

4.2	Judgments of a foreign court (other than Austrian courts) will only be enforced in Austria if the court rendering the judgement is located in a jurisdiction having an enforcement treaty with Austria or where there is an established practice of foreign judgements (mutuality or “Gegenseitigkeit”). At the moment an enforcement treaty between Austria and the United States has not been signed and no practise as to recognizing judgements issued by US State or Federal Courts in Austria exists. As a consequence, judgements of the courts having – in accordance with item 1.15 of the Indenture, – the non-exclusive jurisdiction for the purposes of all legal proceedings arising out of or relating inter alia to the Indenture will not be enforced by Austrian courts.

4.4	A choice of law clause will be assessed by the Austrian courts in accordance with the provisions of the Regulation (EC) No. 593/2008 on the law applicable to contractual obligations (“Rome I”). Pursuant to sec. 3 Para 1 of Rome I, a contract is governed by the law explicitly chosen by the parties. For contractual obligations not governed by Rome I, Sec. 35 of the Austrian International Private Law (“IPRG”) contains a similar provision, whereby a contract is governed by the law explicitly or tacitly chosen by the parties. The governing law clause as contained in item 1.13 of the Indenture meets the requirements of an explicit choice of law as stipulated in the above mentioned provisions.

For the sake of completeness please note that New York state law would not have to be recognized by Austrian courts as the governing law, even if this has been agreed between the parties in the Opinion Documents. The relevant provisions of Secs. 3, 9 and 21 Rome I state the following:

(a)	In general, contracts are subject to the law chosen by the parties (see Sec. 3 Para 1 Rome I). However, if all other elements relevant to the situation at the time of the choice of law are located in a country other than the country whose law has been chosen, the choice of the parties shall not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement. In such case, Austrian courts would not recognize the law agreed upon by the parties (see Sec. 3 Para 3 Rome I).

(b)	If the overriding mandatory provisions of Austrian law or of the law of the country where the obligations arising out of the contract have to be or have been performed, Austrian courts would not recognize the law agreed upon by the parties, in so far as those overriding mandatory provisions render the performance of the contract unlawful (see Sec. 9 Para 3 Rome I).

(c)	Austrian courts would further not recognize the law agreed upon by the parties, if the provisions of such law are manifestly incompatible with the public policy (ordre public) of the forum (i.e. Austria; see Sec. 21 Rome I).

4.5	The enforceability of the Opinion Documents may be limited by laws relating to bankruptcy, insolvency, liquidation, arrangement, moratorium, or reorganization or other laws relating to or affecting generally the enforcement of the rights of creditors. The enforcement of claims may be or become subject to the right to set-off, counterclaim, general principles of law and standards of good faith, fair dealing, and reasonableness, which may be applied by the court in relation to the exercise of certain rights and remedies available to the parties. In particular, please note that according to Section 25b (2) of the Austrian Insolvency Code (“IO”) any agreement (except for inter alia interest rate swaps, forward rate agreements and similar contracts according to Annex 2 to Section 22 Austrian Banking Act – BWG) which stipulates the right of the other party to terminate the agreement due to the debtor’s insolvency is not enforceable in relation to such termination right in the debtor’s insolvency.

Avoidance claims on behalf of the insolvency estate may be raised by the insolvency administrator. There are various grounds and reasons for such an avoidance claim. A transaction may be avoided inter alia under the following circumstances as set out in the IO:

(a)	Intentional discrimination of creditors (Section 28 of the IO):

Under section 28, Item 1 and Item 2 of the IO, the insolvency administrator is entitled to avoid transactions by the debtor if such transactions were entered into by the debtor in the last ten years prior to the opening of insolvency proceedings with the intent (Absicht) to harm its creditors or entered into by the debtor in the two years prior to the opening of insolvency proceedings if the other party must had have knowledge of such intent (Absicht) of the debtor at the time of the transaction. The insolvency administrator is entitled to avoid purchase, swap, and distribution agreements, which were entered into by the debtor in the last year prior to the opening of insolvency proceedings if the other party realized or must have realized a dissipation of funds.

(b)	Transactions for no consideration (Section 29 of the IO):

Under section 29, Item 1 of the IO, the insolvency administrator is entitled to avoid transactions for no consideration entered into by the debtor if such transactions were entered into by the debtor in the last two years prior to the opening of insolvency proceedings.

(c)	Transactions favouring one creditor (Section 30 of the IO):

Under section 30, Paragraph 1 of the IO, the insolvency administrator is entitled to avoid transactions made after the insolvency of the debtor, or after the application for the opening insolvency proceedings, or sixty days prior to the insolvency of the debtor or the application for the opening insolvency proceedings, provided that such transactions gave or made possible to an insolvency creditor security or satisfaction to which such creditor had no right or no right to claim in such manner or at such time.

(d)	Knowledge of the insolvency (section 31 of the IO):

Under section 31, Paragraph 1, Item 2 of the IO, the insolvency administrator is entitled to avoid transactions made after the debtor has become insolvent or after an application for the opening of insolvency proceedings has been filed with the competent court, provided that such transactions gave or made possible to an insolvency creditor security or satisfaction or any directly detrimental transactions entered into by the debtor with any other person and if the other person has been aware or has been negligently unaware of the fact that the debtor is insolvent or an application for opening an insolvency proceedings has been filed.

Under section 31, Paragraph 1, Item 3 of the IO, the insolvency administrator is entitled to avoid transactions made after the debtor has become insolvent or after an application for the opening of insolvency proceedings has been filed with the competent court, provided that such transaction has been entered into by the debtor with any other person to the detriment of the creditors and if the other person has been aware or has been negligently unaware of the fact that the debtor is insolvent or an application for opening an insolvency proceedings has been filed and the detriment for the insolvency estate has been objectively foreseeable.

In principle, an insolvency administrator may therefore challenge the Opinion Documents. However, we have no knowledge of any such grounds that would support such a challenge.

4.6	The enforcement of the Opinion Documents in the Republic of Austria will be subject to Austrian rules of civil and enforcement procedure arising by operation of law as applied by the courts of the Republic of Austria.

4.7	The Searches are not capable of conclusively revealing whether or not:

(a)	a winding-up order has been made or a resolution has been passed for the winding-up of the Austrian Issuer; or

(b)	a receiver or liquidator has been appointed,

unless such order, resolution or appointment has already been registered in the Austrian companies register (Firmenbuch) or published in the insolvency register (Insolvenzdatei), as in each case a notice thereof may not be filed with the Austrian commercial register immediately and, when filed, may not be entered on the public records of the relevant company immediately. In addition, the Searches are not capable of revealing, before a relevant order is made, whether or not a winding-up petition has been presented.

5. Scope

The opinions expressed in this opinion letter speak as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. Our opinions expressed herein are given on the basis that they represent a reasonable view (vertretbare Rechtsansicht) of the legal position under Austrian law but do not purport to reflect all positions taken by the courts and academic literature with respect to a particular legal issue.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as an expression of an opinion in respect to any representations or warranties or other information contained in the documents provided or any other document examined in connection with the opinions expressed herein, except in relation to the matters expressly addressed herein.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Securities” as counsel for the Austrian Issuer who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion shall be governed by and shall be construed in accordance with the laws of Austria disregarding any conflict of law rules of Austria providing for the application of any laws other than the laws of Austria. The competent courts for the first district of Vienna / Austria shall have exclusive jurisdiction for any disputes arising out of or in connection with this opinion.

The opinions expressed in this opinion letter are given by Diwok Hermann Petsche Rechtsanwälte GmbH, an Austrian limited liability company, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm thereof. In this opinion letter, the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

Yours faithfully,

/s/ Diwok Hermann Petsche Rechtsanwälte GmbH
Diwok Hermann Petsche Rechtsanwälte GmbH